Paul Hastings Janofsky & Walker LLP
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June 25, 1998


  Professional Managed Portfolios
  479 West 22nd Street
  New York, New York 10011

       Re:  RCB Growth and Income Fund
            RCB Small Cap Fund

  Ladies and Gentlemen:

       We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement on Form N-1A filed with the United States Securities and Exchange Commission (the "Post-Effective Amendments") and relating to the issuance by the Trust of an indefinite number of no par value shares of beneficial interest (the "Shares") of two series of the Trust: the RCB Growth and Income Fund and the RCB Small Cap Fund (the "Funds").

       In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

         1. the Trust's Agreement and Declaration of Trust dated February 17, 1987 (filed with the Commonwealth of Massachusetts Secretary of State on February 24, 1987, as amended on May 20, 1988 (filed on September 16, 1988) and April 12, 1991 (filed on May 31, 1991) (as so amended, the "Declaration of Trust"), as certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

         2. the By-laws of the Trust certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

         3. resolutions of the Trustees of the Trust adopted at a meeting on May 14, 1998 authorizing the establishment of the Funds and the issuance of the Shares;

           4.     the Post-Effective Amendments; and

           5. a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

    Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Aspen Law & Business, supp.
  1998). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

    We note that, pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the Trust. However, we also not that Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Portfolios (as such term is defined in the Declaration of Trust) shall look only to the assets of the Trust or the Portfolios for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust or the Portfolios may include a notice that such instrument was executed on behalf of the Trust or the Portfolios and that the obligations of such instruments are not binding upon any of the shareholders of the Trust or the Portfolios individually, but are binding only on the assets and property of the Trust.

    Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash or other valid consideration at the per-share public offering price on the date of their issuance in accordance with statements in the Funds' Prospectus included in the Post-Effective Amendments and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Funds, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable.

    This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

    We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to a Post-Effective Amendment.

                   Very truly yours,


                   \s\ PAUL HASTINGS JANOFSKY & WALKER LLP